FIELDPOINT PETROLEUM REPORTS RECORD QUARTER

PLANS TO DRILL SECOND LEA COUNTY, NEW MEXICO WELL

AUSTIN, TX – (BUSINESS WIRE) – May 10, 2012 - FieldPoint Petroleum Corporation (NYSE AMEX:FPP) announced today its first quarter financial results for the three months ended March 31, 2012.

Financial Highlights for the Three Months Ended March 31, 2012 Compared to the Three Months Ended March 31, 2011:

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Total Revenues increased 89% to $3,262,620 from $1,727,611;

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Net Income increased 108% to $783,505 from $377,267; and

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Earnings per share, both basic and fully diluted increased to $0.10 from $0.05

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Daily Production increased 84% to 422 BOEPD from 229 BOEPD.

Ray Reaves, President and CEO of FieldPoint stated, “During our first quarter, total revenues increased 89% compared to the same period a year ago as a result of higher production.  Notably, most of the increase was from the company’s recently drilled East Lusk oil and natural gas well in Lea County, New Mexico.  With the record quarter now behind us, we are very optimistic about being able to meet the growth objectives that we have set for 2012.”

FieldPoint also restated its commitment to the drilling of a second well on the East Lusk property.  Drilling is scheduled to begin this summer, after the end of the drilling restriction imposed during the nesting season of the Lesser Prairie Chicken.

Mr. Reaves continued, “We expect to maintain, or increase, the growth rate that FieldPoint has enjoyed for the past year.  To accomplish this, it is essential that we continue our programs to build our production base, which include pursuing both acquisition and developmental opportunities.  We are committed to building shareholder value.”

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com